Exhibit 99.1

www.hearstargyle.com

NEWS

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS

NEW YORK, N.Y., October 29, 2003 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced third-quarter earnings of $0.24 per diluted share, compared to $0.27 per diluted share in the third quarter of 2002. The third-quarter 2003 earnings per share (“EPS”) includes an income tax benefit of $0.04 per diluted share, a current-period adjustment primarily related to the conclusion in the third quarter of a routine federal tax examination. Excluding the tax benefit, EPS for the third quarter of 2003 would have been $0.20 per diluted share. The decline in earnings primarily reflects the normal off-cycle comparison to political advertising revenues recorded in the third quarter of 2002.

Net revenues for the quarter ended September 30, 2003 of $167.3 million declined 5.2%, from $176.5 million in the third quarter of 2002, while adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as defined in the Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release, declined 13.2% to $64.3 million, from $74.1 million in the third quarter of 2002. Income applicable to common stockholders of $22.7 million decreased from $24.8 million in the third quarter of 2002.

Nine-Month Results

For the nine months ended September 30, 2003, earnings per diluted share of $0.64 (which includes the previously discussed $0.04 tax benefit recorded in the third quarter) decreased from $0.75 per diluted share in the 2002 period. Revenues for the nine months of $496.2 million decreased from $513.7 million in the first nine months of 2002, while adjusted EBITDA declined 11.1% to $190.6 million, from $214.4 million in the first nine months of 2002. Income applicable to common stockholders of $59.4 million decreased from $69.2 million in the nine months of 2002.

As in the quarter, comparisons for the nine-month period were impacted by the normal relative absence of political advertising in an odd-year period. Comparisons were also affected by the carriage of the Winter Olympics on the Company’s NBC affiliates in the first quarter of 2002, and the impact on ad spending of the Iraq War earlier this year.

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Hearst-Argyle Third Quarter 2003…2

Third-quarter political revenues were approximately $5.5 million, compared to approximately $21.3 million in the third quarter of 2002. Political advertising for the nine months totaled approximately $8.8 million, compared to approximately $34.2 million in the comparable period last year. “We estimate approximately 50% of this advertising to be incremental,” said David J. Barrett, Hearst-Argyle Television president and chief executive officer. “Absent the incremental political revenue from both periods, we estimate the third-quarter and nine-months 2003 revenues would be essentially flat, without additionally adjusting for the advertising effects of either the 2002 Winter Olympics or the Iraq War.

“Our stations have met the various challenges of 2003 with a very strong effort in sales development,” Barrett noted. “A generally weak economy, characterized by high unemployment, and the cyclical absence of political and Olympics revenues, have made year-to-year comparisons difficult. But the overall strength of our individual stations and our leadership in local news has enabled many of our stations to gain share in 2003, and to replace most, but not quite all, of the revenues generated from political and Olympics spending in 2002.

“Fourth-quarter political spending for the competitive Iowa caucuses and the New Hampshire primary has already begun,” Barrett said, “and we anticipate a gradual improvement in ad spending, as our customers make plans for what will be a high-demand environment as we move into 2004.

“There are early indications that the Super Bowl, the Summer Olympics from Athens and various political campaigns will lead a solid ad recovery for local stations next year, and our stations are well positioned to capitalize on these revenue opportunities.”

Revenue Comparisons

Local revenues, exclusive of all political revenues from all comparable periods, increased approximately 8% for the quarter and 4% for the nine months; national revenues, excluding all political advertising, increased approximately 3% for the quarter and were flat for the nine months. Local advertising, an important component of the Company’s revenue mix, represented approximately 56% and 57%, respectively, of the 2003 quarterly and nine-month totals.

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Hearst-Argyle Third Quarter 2003…3

By network affiliation, third-quarter net revenues for the Company’s NBC stations were flat compared to the third quarter of 2002. The Company’s owned ABC stations were impacted by that network’s underperformance in primetime ratings, declining approximately 9% for the quarter compared to the third quarter of 2002. The Company’s CBS station revenues decreased approximately 5%, and KQCA-TV, Sacramento, one of the WB Network’s highest-performing stations, achieved revenue growth of approximately 5%.

Advertiser spending growth in the third quarter and nine months of 2003 came from auto, financial services, corporate packaged goods and furniture/housewares. Non-cyclical categories registering declines for both periods included movies, beverages and fast foods, while retail was flat.

Expenses

Salaries, benefits and other operating costs were $82.2 million for the quarter and $243.1 million for the nine months, compared to $82.0 million and $241.1 million, respectively, in the comparable periods in the prior year. The increases were largely attributable to previously disclosed increases in the costs of insurance and benefits programs.

Amortization of program rights was $15.7 million for the quarter and $47.6 million for the nine months, compared to $15.2 million and $44.8 million, respectively, in the third quarter and nine months of 2002. Program amortization increases were primarily attributable to previously disclosed strategic program rights acquisitions for three of the Company’s stations.

Depreciation and amortization was $13.1 million for the quarter and $37.2 million for the nine months, compared to $10.4 million and $31.3 million, respectively, in the third quarter and nine months of 2002. The increase was primarily due to the recording of accelerated depreciation on certain broadcasting equipment determined to be obsolete.

Corporate, general and administrative expenses were $5.1 million in the quarter and $14.8 million in the nine months, compared to $5.3 million and $13.5 million, respectively, in the third quarter and nine months of 2002. The increase for the nine months was primarily due to higher public-company expenses including directors’ and officers’ insurance, and legal and audit fees associated with the implementation of new SEC and NYSE rules.

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Hearst-Argyle Third Quarter 2003…4

For the quarter and nine months, the Company’s capital expenditures were $5.2 million and $19.9 million, respectively, compared to $5.8 million and $19.0 million in the comparable periods in 2002. Approximately $3.6 million of the nine-months’ total was for the Company’s digital television (DTV) build-outs, which are scheduled to be completed in 2004.

The Company’s effective tax rate for the quarter and nine months included an adjustment to record a tax benefit of approximately $4.0 million, or $0.04 per share, reflecting the conclusion of a routine federal tax examination in the third quarter.

Improving Liquidity and Financial Flexibility

“After payment of interest, taxes, dividends and capital expenditures, we were able to fund more than $90 million of debt reductions year-to-date,” said Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer, “bringing the outstanding balance on our $750 million credit facility to zero and leaving no long-term debt due before 2006 as well as approximately $22 million of cash on hand.”

At September 30, 2003, the Company’s total debt was approximately $882.6 million; debt net of cash was approximately $860.6 million. The Company’s leverage ratio, defined as total debt-to-trailing 12 months’ adjusted EBITDA, was 3.07 times.

Moody’s Investor Services, Standard & Poor’s and Fitch Ratings rate Hearst-Argyle Television’s public debt as investment-grade; the Moody’s rating is Baa3; the S&P and Fitch ratings are BBB-. Hearst-Argyle Television remains the only investment-grade “pure-play” owner of television stations.

Local News Excellence

“We couldn’t be more proud of the work of our many broadcast journalists,” Barrett noted. “Recently, our Washington news bureau conducted newsmaking interviews with Iraq administrator Paul Bremer, Defense Secretary Rumsfeld and, just this month, President Bush. These interviews aired on each of our network-affiliated TV stations. Among the many journalism honors earned recently by our stations were prestigious national Edward R. Murrow Awards given to WBAL-AM, Baltimore, and KCCI-TV, Des Moines. The National Association of Consumer Advocates has selected WBAL-TV, Baltimore, to receive its ‘Broadcast Media Award’ for 2003 for outstanding investigative journalism for a series on a mortgage-lending company – recognition, we believe, of the vital consumer-service role played by leading local television news providers.”

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Hearst-Argyle Third Quarter 2003…5

Investment Partnerships Progress Successfully

The Internet Broadcasting Systems (“IBS”) local-website network, including the Hearst-Argyle stations’ sites, for the first time surpassed eight million unique visitors, placing #5 in the July Nielsen NetRatings ranking of top news Web sites.

September 18 marked a single-day record for IBS, with 17.5 million page views from Web users seeking updates on Hurricane Isabel. Between September 15 and September 18, the IBS Network served some 53 million page views, of which 16 million – or an average of four million per day – were served by the Hearst-Argyle sites. “The heavy traffic to the Hearst-Argyle sites, and the other IBS sites, during the week of Hurricane Isabel demonstrates how important our local TV stations and their related Web sites are to their communities, as sources for weather news and information,” Barrett said.

The Company’s production-and-syndication partnership with NBC Enterprises announced the planned launch of a new talk show hosted by Jane Pauley for the 2004-2005 season and successfully renewed John Walsh, Chris Matthews and She Spies. A new program, Starting Over, launched in September on stations reaching approximately 95% of U.S. TV households for the 2003-2004 television season.

Fourth Quarter 2003 Outlook

The Company’s outlook for the fourth quarter is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

“As we’ve previously discussed, the record fourth-quarter 2002 political advertising revenues of more than $39 million make fourth-quarter 2003 comparisons difficult,” Hawks noted. “Our stations in Iowa and New Hampshire, which are the news leaders in those states, will receive political advertising this quarter, but it is likely to amount to only a small percentage of the political revenues from last year’s fourth quarter.”

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Hearst-Argyle Third Quarter 2003…6

The Company updated previously given 2003 full-year expense guidance:

•	Salaries, benefits and other operating costs are expected to be approximately flat compared to 2002;

•	Amortization of program rights is projected to increase approximately 5% for the year, rather than the 4% increase previously projected;

•	Corporate general and administrative expense is projected to be up approximately 2%, due to continued increases in health, welfare and benefits and public-company expenses;

•	Depreciation and amortization is expected to total approximately $49.0 million, rather than the $47.0 million previously projected, reflecting the previously discussed recording of accelerated depreciation on certain broadcasting equipment determined to be obsolete;

•	Interest expense, net, is projected to be approximately $69.0 million;

•	The quarterly dividend payment related to the Company’s private placement of Redeemable Convertible Preferred Securities is expected to continue to be $3.75 million, for an annualized total of $15.0 million;

•	The Company’s annual effective tax rate is projected to be approximately 31% to 32%, a decrease from the 38% previously projected, due to the previously discussed adjustment related to the closing of a routine federal tax examination in the third quarter as well as the expected closing of certain state tax examinations in the fourth quarter;

•	Equity in income (loss) of affiliates is currently anticipated to be flat to slightly positive;

•	Capital expenditures for 2003 are projected to be approximately $30.0 million, of which approximately $5.0 million is projected to be for digital (DTV) build-outs, $17.0 million for maintenance, and $8.0 million for special projects expenditures;

•	Year-end debt is projected to be approximately $882.6 million. Year-end cash is projected to be approximately $60.0 million.

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Hearst-Argyle Third Quarter 2003…7

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying income statement, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

Fourth-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Web cast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Web cast will subsequently be archived on the site. The conference call number is (888) 972-6714 for domestic calls and (212) 287-1636 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through midday, November 7 at (800) 280-4691 or (402) 220-9723 (international) by entering the ID # 7353514.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.7% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series “A” Common Stock trades on the New York Stock Exchange under the symbol “HTV.”

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Hearst-Argyle Third Quarter 2003…8

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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Hearst-Argyle Third Quarter 2003…9

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003 (1)	2002 (1)	2003 (1)	2002 (1)
	(In thousands, except per share data)		(In thousands, except per share data)
Total revenues	$167,288	$176,475	$496,169	$513,700
Station operating expenses:
Salaries, benefits and other operating costs	82,226	81,974	243,087	241,077
Amortization of program rights	15,713	15,167	47,635	44,756
Depreciation and amortization	13,128	10,383	37,224	31,304
Corporate, general and administrative expenses	5,050	5,254	14,808	13,493

Operating income	51,171	63,697	153,415	183,070
Interest expense, net	17,009	18,641	51,769	55,804
Dividends on redeemable convertible preferred securities (2)	3,750	3,750	11,250	11,250
Other income, net	—	—	—	299
Equity in income (loss) of affiliates (3)	228	(703)	462	(2,979)

Income before income taxes	30,640	40,603	90,858	113,336
Income taxes	7,659	15,428	30,542	43,067

Net income.	22,981	25,175	60,316	70,269
Less preferred stock dividends (4)	298	337	913	1,048

Income applicable to common stockholders	$22,683	$24,838	$59,403	$69,221

Income per common share-basic	$0.24	$0.27	$0.64	$0.75

Number of common shares used in the calculation	92,615	92,273	92,536	92,082
Income per common share-diluted	$0.24	$0.27	$0.64	$0.75

Number of common shares used in the calculation	93,046	92,606	92,920	92,470

Supplemental Financial Data:
Program payments	$15,453	$15,068	$46,614	$44,226
Capital expenditures	$5,246	$5,848	$19,849	$18,963
Cash paid for income taxes, net of refunds	$26	$16,595	$11,997	$22,409
Long-term debt, net of cash			$860,601	$1,028,475
Common shares outstanding, net of treasury shares			92,637	92,314

See accompanying notes on the following pages.

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Hearst-Argyle Third Quarter 2003…10

HEARST-ARGYLE TELEVISION, INC.

Notes to Condensed Consolidated Statements of Income

(1)    Includes the results of the Company’s 24 television stations which were owned for the entire period presented and the management fees derived from the three television and two radio stations managed by the Company for the entire period presented.

(2)    Represents dividends relating to the private placement of redeemable convertible preferred securities in the amount of $200 million by a consolidated subsidiary trust of the Company.

(3)    Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. (“IBS”) and (ii) NBC/Hearst-Argyle Syndication, LLC.

(4)    Represents preferred stock dividends relating to the preferred stock issued in connection with the acquisition of KHBS/KHOG.

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Hearst-Argyle Third Quarter 2003…11

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States, (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s shareholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net, dividends on redeemable convertible preferred securities, income taxes, depreciation and amortization, equity in income or loss of affiliates, other income and expense, and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Dividends on Redeemable Convertible Preferred Securities. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest and dividends we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle Third Quarter 2003…12

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(CONTINUED)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•	Equity in income (loss) of affiliates. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•	Other income and expense and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following table provides a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(In thousands)		(In thousands)
Net income	$22,981	$25,175	$60,316	$70,269
Add: Income taxes	7,659	15,428	30,542	43,067
Add: Equity in (income) loss of affiliates	(228)	703	(462)	2,979
Less: Other income, net	—	—	—	(299)
Add: Dividends on Redeemable Convertible Preferred Securities	3,750	3,750	11,250	11,250
Add: Interest expense, net	17,009	18,641	51,769	55,804

Operating income	$51,171	$63,697	$153,415	$183,070
Add: Depreciation and amortization	13,128	10,383	37,224	31,304

Adjusted EBIDTA	$64,299	$74,080	$190,639	$214,374